As filed with the Securities and Exchange Commission on April 28, 2016.

Registration Nos. 333-161752

811-22328

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 2	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 6	☒

(Check Appropriate Box or Boxes)

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

(Formerly known as Seligman Premium Technology Growth Fund, Inc.)

(Exact Name of Registrant as Specified in Charter)

225 Franklin Street, Boston, Massachusetts 02110

(Address of Principal Executive Officers) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Christopher O. Petersen

c/o Columbia Management Investment Advisers, LLC

225 Franklin Street

Boston, Massachusetts 02110

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

The Registrant is filing this Post-Effective Amendment No. 2 for the sole purpose of: replacing under Item 25.2 exhibits (g) and (j) and under Item 25.2 “Other Exhibits” exhibit (a).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, Columbia Seligman Premium Technology Growth Fund, Inc. has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, and The State of Minnesota on the 28th day of April, 2016.

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

By:	/s/ Christopher O. Petersen
Christopher O. Petersen
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 28th day of April, 2016.

Signature	Capacity	Signature	Capacity

/s/ Christopher O. Petersen Christopher O. Petersen	President (Principal Executive Officer)	/s/ William P. Carmichael* William P. Carmichael	Director

/s/ Michael G. Clarke Michael G. Clarke	Chief Financial Officer (Principal Financial Officer)	/s/ Patricia M. Flynn* Patricia M. Flynn	Director

	Chief Accounting Officer (Principal Accounting Officer)	/s/ Catherine James Paglia* Catherine James Paglia	Director

/s/ William A. Hawkins* William P. Hawkins	Chair of the Board	/s/ Minor M. Shaw* Minor M. Shaw	Director

/s/ Kathleen A. Blatz* Kathleen A. Blatz	Director	/s/ Alison Taunton-Rigby* Alison Taunton-Rigby	Director

/s/ Pamela G. Carlton* Pamela G. Carlton	Director	/s/ William F. Truscott* William F. Truscott	Director

*By:	/s/ Joseph L. D’Alessandro
Name:	Joseph L. D’Alessandro**
Attorney-in-fact

**	Executed by Joseph L. D’ Alessandro on behalf of each of the Directors pursuant to a Power of Attorney, dated April 19, 2016, filed herewith as Exhibit (a) to Post-Effective No. 2 to Registration Statement No. 333-161752 of the Registrant on Form N-2.

Exhibit Index

Item 25.2 Exhibits

(g)	Management Agreement between Registrant and Columbia Management Investment Advisers, LLC.

(j)	Second Amended and Restated Master Global Custody Agreement the Registrant and JPMorgan Chase Bank, N.A., is incorporated by reference to Post-Effective Amendment No. 93 to Registration Statement No. 333-89661 of Columbia Funds Series Trust on Form N-1A (Exhibit (g)(3)), filed on May 27, 2011.

Other Exhibits:

(a)	Directors Power of Attorney to sign Amendments to this Registration Statement, dated April 19, 2016.